Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Friday, April 16, 2010
Gannett Co., Inc. Reports First Quarter Results
Earnings per Diluted Share of $0.49
Non-GAAP Earnings per Diluted Share Doubles to $0.50
Non-GAAP Adjusted Net Income Increases 110 percent to $119 million
Long Term Debt Reduced by $260 million
McLEAN, VA — Gannett Co., Inc. (NYSE: GCI) reported today that earnings per diluted share for the first quarter of 2010 were $0.49 compared to $0.34 for the first quarter of 2009. Results for both quarters included special items as noted below. Excluding these items, earnings per diluted share for the first quarter of 2010 were $0.50, double the comparable figure of $0.25 for the first quarter of 2009.
Results for the first quarter of 2010 include a $2.2 million tax charge related to recent health care reform legislation and the resultant loss of tax deductibility for retiree health care costs covered by Medicare retiree drug subsidies ($0.01 per share). Results for the first quarter of 2009 include a $39.8 million pre-tax settlement gain related to one of the company’s union pension plans ($24.7 million after-tax or $0.11 per share) and $6.6 million in pre-tax workforce restructuring costs ($4.3 million after-tax or $0.02 per share).
Details of these special items and their effect on results are included on the Statements of Income, Business Segment Information and Non-GAAP Financial Information schedules which follow.
“We achieved very strong results for the quarter. All of our business segments delivered substantially higher operating income and operating cash flow in the quarter. We more than doubled adjusted net income despite lower revenues and reduced our debt by approximately $260 million in the quarter,” said Craig A. Dubow, chairman and chief executive officer. “The momentum we had at the end of last year continued through the first quarter. Revenue trend comparisons improved in the quarter reflecting the positive impact healthier economies in the U.S. and the UK had on advertising demand as well as advertising revenue associated with the Winter Olympic Games. We also benefited from significantly lower costs due to greater efficiencies and substantially lower newsprint expense. We are well positioned for continued growth as the economy improves and we are extremely encouraged by the revenue trends and our ability to create and capture operating leverage.”
“Earlier this week, we were pleased to join eleven other major media companies in announcing plans to form a standalone joint venture to develop a new national mobile content and distribution service to make mobile digital television universally available to consumers,” he added.
Net income attributable to Gannett, adjusted for special items, totaled $119.4 million, more than doubling the $57.0 million generated in the first quarter last year. Operating expenses, adjusted for special items, declined $141.3 million or 11.3 percent and operating revenues declined just $56.1 million or 4.1 percent. Operating cash flow (defined as operating income plus depreciation and amortization) was
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$274.1 million compared to $230.1 million in the first quarter a year ago. Operating cash flow for the first quarter of 2009 reflected a $39.8 million pension settlement gain partially offset by $6.6 million of workforce restructuring charges. Absent these special items, operating cash flow increased $77.3 million or 39.3 percent compared to the first quarter of 2009.
Total reported operating revenues for the company were $1.3 billion in the first quarter, 4.1 percent lower than the first quarter of 2009. The company exited a commercial printing business in the second quarter of 2009 that generated revenue of $11.9 million in the first quarter last year. On a pro forma basis, total revenue declined 3.2 percent. The year-over-year revenue comparisons improved significantly relative to the fourth quarter of 2009 as the strengthening economies in the U.S. and UK led to firmer advertising demand. Pro forma year-over-year operating revenue comparisons for the first quarter were over 10 percentage points better than the fourth quarter last year with trends continuing to move strongly in the right direction. March operating revenues on a pro forma basis were less than one percent lower than a year ago.
Reported operating expenses were 8.9 percent lower in the quarter and totaled $1.1 billion compared to $1.2 billion in the first quarter last year. On a pro forma basis, excluding special items in the first quarter last year, operating expenses declined 10.5 percent. Efficiency efforts in the current and prior quarters as well as significantly lower newsprint expense drove the decline. Reported corporate expenses were 38.3 percent higher due primarily to stock compensation expense, reflecting a substantially higher company stock price used in the calculation of the award values. Excluding stock compensation, corporate expenses would have been 5.3 percent lower.
Average diluted shares outstanding in the first quarter of 2010 totaled 240,613,000.
PUBLISHING
Publishing segment operating income was $165.6 million, an increase of $61.7 million or 59.4 percent, versus the comparable figure in 2009, excluding special items. Publishing segment operating cash flow totaled $201.2 million, an increase of 12.2 percent. Operating cash flow, adjusted for special items that impacted the first quarter last year, increased 37.8 percent reflecting significantly lower operating expenses partially offset by moderating declines in operating revenues.
Publishing segment operating revenues in the first quarter were $1.0 billion, 7.1 percent lower than the $1.1 billion for the first quarter of 2009. On a pro forma basis, which excludes the impact of the commercial printing business we exited at the end of the second quarter last year, the decline in publishing revenues would have been 6.1 percent. Pro forma publishing revenue comparisons were over 8 percentage points better than for the fourth quarter of last year. March pro forma publishing revenues declined just 2.8 percent.
Advertising revenues in the first quarter were $665.9 million, a 7.9 percent decline compared to $722.8 million for the first quarter last year. In the U.S., advertising revenues were 8.5 percent lower while in the UK at Newsquest, advertising revenues declined 8.7 percent, in pounds. All ad category comparisons improved during the first quarter compared to last year’s fourth quarter comparisons. As a result, the decline in total advertising was 10.4 percentage points better than fourth quarter year-over-year comparisons. Classified advertising was 14.0 percentage points better than the fourth quarter comparison while comparisons for retail and national were 9.3 percentage points and 7.9 percentage points better, respectively. In March, total advertising revenues were just 3.2 percent lower than a year ago.
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Ad revenue percentage changes on a constant currency basis for the retail, national and classified categories for the publishing segment including domestic publishing and Newsquest (in pounds) for the quarter were as follows:
First Quarter 2010 Year-over-Year Comparisons

			Total Publishing
	U.S. Publishing	Newsquest	Segment
	(including USA TODAY)	(in pounds)	(constant currency)
Retail	(10.2%)	(3.3%)	(9.6%)
National	(2.8%)	1.6%	(2.5%)
Classified	(8.9%)	(12.6%)	(9.9%)

	(8.5%)	(8.7%)	(8.5%)
Classified revenues declined 7.9 percent in the quarter as classified advertising in the U.S was 8.9 percent lower and at Newsquest in the UK it was down 12.6 percent, in pounds. Automotive, employment, and real estate were down 2.6 percent, 12.0 percent, and 15.5 percent, respectively. First quarter year-over-year comparisons improved 26.1 percentage points for employment and 15.6 percentage points for automotive relative to the fourth quarter of 2009. In U.S. Community Publishing, the year-over-year comparisons were 13.1 percentage points better than fourth quarter comparisons. At Newsquest, in pounds, first quarter classified revenue comparisons improved 10.9 percentage points versus fourth quarter comparisons.
On a constant currency basis, the percentage changes in the classified categories in total for domestic publishing and Newsquest for the first quarter of 2010 were as follows:
First Quarter 2010 Year-over-Year Comparisons

			Total Publishing
	U.S.	Newsquest	Segment
	Publishing	(in pounds)	(constant currency)
Automotive	(2.6%)	(10.1%)	(3.9%)
Employment	(11.4%)	(19.7%)	(14.8%)
Real Estate	(22.5%)	(1.3%)	(17.3%)
Legal	15.1%	—	15.1%
Other	(8.3%)	(12.9%)	(9.8%)

	(8.9%)	(12.6%)	(9.9%)
National advertising revenue was just 2.0 percent lower in the first quarter. Results at USA TODAY continue to be impacted by the soft travel and lodging markets. Several categories at USA TODAY improved during the quarter including automotive, technology and retail. These revenue gains, however, were more than offset by weakness in the travel, entertainment, financial, telecommunications and pharmaceutical categories. Paid advertising pages totaled 544 compared with 527 in last year’s first quarter.
Reported operating expenses in the first quarter were $848.7 million, a decline of 11.1 percent. Operating expenses, excluding special items in the first quarter of 2009, were 14.1 percent lower. The substantial expense decline reflects primarily the impact of cost efficiency efforts in this quarter and previous quarters as well as significantly lower newsprint expense. Newsprint expense in the first quarter on a pro forma basis fell 40.8 percent as newsprint usage prices were substantially lower and consumption declined. Favorable newsprint comparisons are expected to continue through at least the second quarter. Furlough savings, however, were lower in the first quarter this year than last year.
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BROADCASTING
Operating income for Broadcasting was 55.2 percent higher in the first quarter this year and totaled $68.5 million compared to $44.1 million in the first quarter last year driven in part by significantly higher revenues. Broadcasting revenues (which include Captivate) were $167.5 million, an increase of 16.7 percent compared to the first quarter last year. The increase reflects advertising revenue associated with the Winter Olympic Games on our NBC affiliates as well as an increase in core revenues and solid revenue growth at Captivate.
Television revenues were $161.3 million compared to $139.8 million in the first quarter last year reflecting in part $18.6 million in ad spending related to the Olympics. In March, revenues, excluding political, were up in the mid-single digits reflecting double digit growth in several ad categories including automotive, retail and packaged goods. Based on current trends, we expect the percentage increase in total television advertising revenues to be in the very high teens to the low twenties for the second quarter of 2010 compared to the second quarter of 2009.
Operating expenses for the broadcasting segment totaled $99.0 million in the first quarter of 2010 compared to $99.3 million in the first quarter of 2009. Savings from efficiency efforts throughout the segment offset higher advertising sales costs.
DIGITAL
The digital segment includes results for CareerBuilder, PointRoll, ShopLocal, Planet Discover, Schedule Star and Ripple6.
Digital operating revenues were $140.6 million in the quarter, a 1.8 percent decline from $143.2 million in the first quarter last year reflecting continued pressure on employment advertising demand that negatively impacted CareerBuilder’s results. While revenues were lower at CareerBuilder, the decline improved by 10.9 percentage points relative to the fourth quarter of 2009. The CareerBuilder revenue decline was offset, in part, by a double digit increase in revenues at PointRoll. Digital operating expenses declined 4.9 percent and totaled $137.3 million. Operating income improved at nearly all Digital segment businesses in the first quarter. Operating expenses for the Digital segment also include costs accrued for an employee incentive compensation plan tied to the performance of certain digital businesses. Absent the incentive plan compensation charge, Digital expenses would have been down more than 6 percent from the first quarter of 2009 and Digital operating income would have been more than 70 percent higher than as reported for the first quarter of 2010.
Company-wide digital revenues which include the Digital Segment and all digital revenues generated by the other business segments totaled $225.7 million for the quarter, 17.1 percent of total operating revenues.
NON-OPERATING ITEMS
The company’s equity earnings include its share of operating results from unconsolidated investees including the California Newspapers Partnership, Texas-New Mexico Newspapers Partnership, Tucson newspaper partnership and other online/digital businesses including Classified Ventures.
The $3.2 million increase in equity income in unconsolidated investees reflects stronger results for certain digital investments, particularly Classified Ventures, and certain newspaper partnerships.
Interest expense was $43.5 million, an 11.1 percent decline compared to $48.9 million for the first quarter a year ago reflecting a higher average interest rate more than offset by substantially lower average debt balances. Debt was reduced by approximately $260 million during the quarter.
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As a result of the recent health care reform legislation, the company incurred a $2.2 million tax charge reflecting a loss of tax deductibility for retiree health costs covered by Medicare retiree drug subsidies.
At the end of the quarter, Gannett had more than 100 domestic publishing Web sites, including USATODAY.com, one of the most popular newspaper sites on the Web. The company also had Web sites in all of its 19 television markets. In March, Gannett’s consolidated domestic Internet audience share was 41.3 million unique visitors reaching 19.4 percent of the Internet audience, according to Comscore Media Metrix. Newsquest is also an Internet leader in the UK where its network of Web sites attracted over 84 million monthly page impressions from approximately 8.5 million unique users. CareerBuilder’s unique visitors in March totaled 22.4 million.
* * * *
All references in this release to “pro forma” or “comparable” results and “operating cash flow” are to non-GAAP financial measures. Management believes that use of these measures allow investors and management to measure, analyze and compare the company’s results in a more meaningful and consistent manner. A reconciliation of the non-GAAP operating cash flow amounts to the company’s consolidated statements of income is attached.
As previously announced, the company will hold an earnings conference call at 10:00 a.m. ET today. The call can be accessed via a live Webcast through the Investor Relations section of the company’s Web site, www.gannett.com, or listen-only conference lines. U.S. callers should dial 1-800-967-7138 and international callers should dial 719-325-2499 at least 10 minutes prior to the scheduled start of the call. The confirmation code for the conference call is 8454309. To access the replay, dial 1-888-203-1112 in the U.S. International callers should use the number 719-457-0820. The confirmation code for the replay is 8454309. Materials related to the call will be available through the Investor Relations section of the company’s Web site Friday morning.
Gannett Co., Inc. (NYSE: GCI) is an international news and information company operating on multiple platforms including the Internet, mobile, newspapers, magazines and TV stations. Gannett is an Internet leader with hundreds of newspaper and TV Web sites; CareerBuilder.com, the nation’s top employment site; USATODAY.com; and more than 80 local MomsLikeMe.com sites. Gannett publishes 83 daily U.S. newspapers, including USA TODAY, the nation’s largest-selling daily newspaper, and more than 650 magazines and other non-dailies including USA WEEKEND. Gannett also operates 23 television stations in 19 U.S. markets. Gannett subsidiary Newsquest is the United Kingdom’s second largest regional newspaper company with 17 daily paid-for titles, more than 200 weekly newspapers, magazines and trade publications, and a network of Web sites.
Certain statements in this press release may be forward looking in nature or “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The forward looking statements contained in this press release are subject to a number of risks, trends and uncertainties that could cause actual performance to differ materially from these forward looking statements. A number of those risks, trends and uncertainties are discussed in the company’s SEC reports, including the company’s annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward looking statements in this press release should be evaluated in light of these important risk factors.
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Gannett is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this press release by wire services, Internet service providers or other media.

For investor inquiries, contact:	For media inquiries, contact:
Jeffrey Heinz	Robin Pence
Director, Investor Relations	Vice President of Corporate Communications
703-854-6917	703-854-6049
jheinz@gannett.com	rpence@gannett.com
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CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars (except per share amounts)

	Thirteen weeks	Thirteen weeks
	ended	ended	% Inc
	Mar. 28, 2010	Mar. 29, 2009	(Dec)
Net Operating Revenues:
Publishing advertising	$665,909	$722,755	(7.9)
Publishing circulation	284,533	299,683	(5.1)
Digital	140,638	143,160	(1.8)
Broadcasting	167,488	143,490	16.7
All other	63,837	69,390	(8.0)

Total	1,322,405	1,378,478	(4.1)

Operating Expenses:
Cost of sales and operating expenses, exclusive of depreciation	748,559	839,004	(10.8)
Selling, general and administrative expenses, exclusive of depreciation	299,759	309,380	(3.1)
Depreciation	47,941	55,736	(14.0)
Amortization of intangible assets	7,962	8,165	(2.5)

Total	1,104,221	1,212,285	(8.9)

Operating income	218,184	166,193	31.3

Non-operating (expense) income:
Equity income (loss) in unconsolidated investees, net	533	(2,689)	***
Interest expense	(43,480)	(48,912)	(11.1)
Other non-operating items	(523)	2,457	***

Total	(43,470)	(49,144)	(11.5)

Income before income taxes	174,714	117,049	49.3
Provision for income taxes	55,400	39,300	41.0

Net income	119,314	77,749	53.5
Net income attributable to noncontrolling interest	(2,135)	(314)	***

Net income attributable to Gannett Co., Inc.	$117,179	$77,435	51.3

Earnings per share — basic	$0.49	$0.34	44.1

Earnings per share — diluted	$0.49	$0.34	44.1

Dividends per share	$0.04	$0.04	—

Results for both periods include special items (an income tax charge in the first quarter of 2010 related to recent health care reform changes for Medicare subsidies and pension gain and workforce restructuring costs in the first quarter of 2009) that are detailed more fully in the Non-GAAP Financial Information section. The tables below present comparisons of key elements of the Condensed Consolidated Statements of Income excluding these items.

Operating income as reported (GAAP basis)	$218,184	$166,193	31.3
Special items	—	(33,272)	***

Adjusted operating income (Non-GAAP basis)	$218,184	$132,921	64.1

Income before income taxes as reported (GAAP basis)	$174,714	$117,049	49.3
Special items	—	(33,272)	***

Adjusted income before income taxes (Non-GAAP basis)	$174,714	$83,777	108.5

Net income attributable to Gannett Co., Inc. as reported (GAAP basis)	$117,179	$77,435	51.3
Special items	2,200	(20,472)	***

Adjusted net income attributable to Gannett Co., Inc. (Non-GAAP basis)	$119,379	$56,963	109.6

Diluted earnings per share as reported (GAAP basis)	$0.49	$0.34	44.1
Special items	0.01	(0.09)	***

Adjusted diluted earnings per share (Non-GAAP basis)	$0.50	$0.25	100.0

BUSINESS SEGMENT INFORMATION
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars

	Thirteen weeks ended	Thirteen weeks ended	% Inc
	March 28, 2010	March 29, 2009	(Dec)
Net Operating Revenues:
Publishing	$1,014,279	$1,091,828	(7.1)

Digital	140,638	143,160	(1.8)

Broadcasting	167,488	143,490	16.7

Total	$1,322,405	$1,378,478	(4.1)

Operating Income (net of depreciation and amortization):
Publishing	$165,587	$137,163	20.7

Digital	3,350	(1,200)	***

Broadcasting	68,495	44,146	55.2

Corporate	(19,248)	(13,916)	38.3

Total	$218,184	$166,193	31.3

Depreciation and amortization:
Publishing	$35,618	$42,155	(15.5)

Digital	8,077	9,091	(11.2)

Broadcasting	8,193	8,603	(4.8)

Corporate	4,015	4,052	(0.9)

Total	$55,903	$63,901	(12.5)

Operating Cash Flow:
Publishing	$201,205	$179,318	12.2

Digital	11,427	7,891	44.8

Broadcasting	76,688	52,749	45.4

Corporate	(15,233)	(9,864)	54.4

Total	$274,087	$230,094	19.1

Operating Cash Flow represents operating income for each of the company’s business segments plus related depreciation and amortization. See attachment for reconciliation of amounts to the Condensed Consolidated Statements of Income.

The Non-GAAP Financial Information section which follows provides details of those special items affecting first quarter results and presents comparisons of key elements of the Condensed Consolidated Statements of Income excluding these items. The table below reflects the impact of those items in the aggregate on the company’s business segment results.

Segment Operating Income reflects the favorable and unfavorable impact of Special Items (pension gain and workforce restructuring costs, respectively) as follows:

Publishing	$—	$(33,272)	***

Digital	—	—	***

Broadcasting	—	—	***

Corporate	—	—	***

Total	$—	$(33,272)	***

Segment Operating Cash Flow reflects the favorable and unfavorable impact of Special Items (pension gain and workforce restructuring costs, respectively) as follows:

Publishing	$—	$(33,272)	***

Digital	—	—	***

Broadcasting	—	—	***

Corporate	—	—	***

Total	$—	$(33,272)	***

NON-GAAP FINANCIAL INFORMATION
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars
“Operating cash flow,” a non-GAAP measure, is defined as operating income plus depreciation and amortization. Management believes that use of this measure allows investors and management to measure, analyze and compare the performance of its business segment operations at a more detailed level and in a meaningful and consistent manner.
A reconciliation of these non-GAAP amounts to the company’s operating income, which the company believes is the most directly comparable financial measure calculated and presented in accordance with GAAP on the company’s consolidated statements of income, follows:
Thirteen weeks ended March 28, 2010

					Consolidated
	Publishing	Digital	Broadcasting	Corporate	Total

Operating cash flow	$201,205	$11,427	$76,688	$(15,233)	$274,087
Less:
Depreciation	(32,027)	(3,920)	(7,979)	(4,015)	(47,941)
Amortization	(3,591)	(4,157)	(214)	—	(7,962)

Operating income (loss)	$165,587	$3,350	$68,495	$(19,248)	$218,184

Thirteen weeks ended March 29, 2009

					Consolidated
	Publishing	Digital	Broadcasting	Corporate	Total

Operating cash flow	$179,318	$7,891	$52,749	$(9,864)	$230,094
Less:
Depreciation	(38,588)	(4,707)	(8,389)	(4,052)	(55,736)
Amortization	(3,567)	(4,384)	(214)	—	(8,165)

Operating income (loss)	$137,163	$(1,200)	$44,146	$(13,916)	$166,193

NON-GAAP FINANCIAL INFORMATION
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars (except per share amounts)
In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included in this press release, the company has provided information regarding operating income, income before taxes, net income attributable to Gannett Co., Inc., and diluted earnings per share (“EPS”) excluding certain special items. Management believes operating income, income before taxes, net income attributable to Gannett Co., Inc. and EPS excluding these items better reflect the ongoing performance of the company and enables management and investors to meaningfully trend, analyze and benchmark the performance of the company’s operations. These measures are also more comparable to financial measures reported by our competitors. Operating income, income before taxes, net income attributable to Gannett Co., Inc., and EPS excluding these items should not be considered a substitute for these computations calculated in accordance with GAAP.
The tables below reconcile these measures prepared in accordance with GAAP to these measures excluding special items:

	Thirteen	Thirteen
	weeks ended	weeks ended
	Mar. 28, 2010	Mar. 29, 2009
Operating income as reported (GAAP basis)	$218,184	$166,193
Workforce restructuring and related expenses	—	6,563
Pension settlement gain	—	(39,835)

Adjusted operating income (Non-GAAP basis)	$218,184	$132,921

Income before income taxes as reported (GAAP basis)	$174,714	$117,049
Workforce restructuring and related expenses	—	6,563
Pension settlement gain	—	(39,835)

Adjusted income before income taxes (Non-GAAP basis)	$174,714	$83,777

Net income attributable to Gannett Co., Inc. as reported (GAAP basis)	$117,179	$77,435
Change in tax status of Medicare subsidy	2,200	—
Workforce restructuring and related expenses	—	4,263
Pension settlement gain	—	(24,735)

Adjusted net income attributable to Gannett Co., Inc. (Non-GAAP basis)	$119,379	$56,963

Diluted earnings per share:
Earnings per share (GAAP basis)	$0.49	$0.34
Change in tax status of Medicare subsidy	0.01	—
Workforce restructuring and related expenses	—	0.02
Pension settlement gain	—	(0.11)

Adjusted earnings per share (Non-GAAP basis)	$0.50	$0.25